KPMG LLP (KPMG) served as the independent registered public accounting firm of the Series, included in Appendix A, each a Series of Prudential Investment Portfolios, Inc., for the fiscal years ended September 30, 2019 and September 30, 2018. KPMG's reports on the financial statements for the fiscal years ended September 30, 2019 and September 30, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During such fiscal year-ends and through December 12, 2019, the date of dismissal, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Series' financial statements for such period, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Company's Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for Series' fiscal year ending September 30, 2020. During the Series' fiscal years ended September 30, 2019 and September 30, 2018 and through December 12, 2019, neither Prudential Investment Portfolios, Inc., nor the Series, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Series' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S- K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Appendix A:

PGIM Balanced Fund

PGIM Jennison Focused Value Fund (formerly known as PGIM Jennison Equity Opportunity Fund)

PGIM Jennison Growth Fund

May 29, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Prudential Investment Portfolios, Inc. Series included in Appendix A, and under the date of November 15, 2019, we reported on the financial statements of the Prudential Investment Portfolios, Inc. Series as of and for the years ended September 30, 2019 and 2018. On December 12, 2019, we were dismissed as independent registered public accountant.

We have read the statements made by Prudential Investment Portfolios, Inc. included under Item 13(a)(4) of Form N-CSR dated May 29, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and Prudential Investment Portfolios, Inc.'s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither Prudential Investment Portfolios, Inc. nor the Series, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Series' financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP

Appendix A

Series

PGIM Balanced Fund

PGIM Jennison Focused Value Fund (formerly PGIM Jennison Equity Opportunity Fund)

PGIM Jennison Growth Fund